Exhibit 4.3


                               MEDIA GENERAL, INC.
                       DEFERRED COMPENSATION PLAN ("Plan")
                   Amended and Restated as of January 1, 1999


                                     Purpose

         This Plan document amends and restates in its entirety the Media General, Inc. Deferred Compensation Plan, as previously amended and restated as of November 17, 1994. This Plan is maintained for the purpose of providing Participants an opportunity to defer compensation that would otherwise be currently payable to such Participants. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of the Employee Income Retirement Security Act of 1974, as amended.

                                    ARTICLE 1

                                   Definitions

         For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the meanings indicated:

1.1 "Account Balance" shall mean as of any given measurement date called for under the Plan the balance of the Participant's Deferral Contribution Account, adjusted to reflect all applicable Investment Adjustments and all prior withdrawals and distributions, in accordance with Article 3 of the Plan.

1.2 "Administrator" shall mean the Company acting as plan administrator, subject to oversight and direction by the Committee. References to the "Administrator" herein shall be deemed to include the Committee where the context requires.

1.3 "Base Annual Salary" shall mean the base annual compensation payable to a Participant by an Employer for services rendered during a Plan Year,
         (i) excluding Bonus, commissions, director fees or other additional incentives or awards payable to the Participant, but (ii) before reduction for any Elective Deductions.

1.4 "Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated by the Participant in accordance with Article 10, to receive the Participant's undistributed Account Balance, in the event of the Participant's death.

1.5 "Beneficiary Designation Form" shall mean the document which shall be used by the Participant to designate his Beneficiary for the Plan.

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1.6      "Benefit  Distribution  Date" shall mean the date  distribution  of the
         Participant's Account Balance is triggered and it shall be deemed to occur as of the date on which the Participant's employment terminates for any reason whatsoever, including but not limited to death, Disability or any other reason. Notwithstanding the language of the prior sentence, if the Participant's employment terminates due to his Retirement, his Benefit Distribution Date shall be deemed to occur as of the January 1st immediately following such Participant's Retirement or on one of the next two (2) successive January 1st, as elected in advance by the Participant on his Benefit Distribution Form. Upon a Benefit Distribution Date triggered due to: (i) a Termination of Employment (including a Constructive Termination), as such term is defined in Section 1.36 (or 1.14), the Participant's Account Balance shall be payable pursuant to Article 6; (ii) a Retirement, as such term is defined in Section 1.33, the Participant's Account Balance shall be payable pursuant to Article 7; (iii) a pre-retirement death, the Participant's Account Balance shall be payable pursuant to Article 8; and (iv) a Disability as such term is defined in Section 1.17, the Participant's Account Balance shall be payable pursuant to Article 9.

1.7 "Benefit Distribution Form" shall mean the document, executed by the Participant, which specifies the manner in which the Participant shall have his Account Balance attributable to each Plan Year distributed commencing on his Benefit Distribution Date. The Participant shall be entitled to make an election to have his Account Balance distributed in the form of a lump sum or in annual payments over a period of up to 20 years, in the event a Retirement Benefit is due and payable under the terms of the Plan. The Participant shall be entitled to make one election to have his Account Balance distributed in the form of a lump sum or in annual payments over a period of up to ten (10) years, in the event any of the following benefits are due and payable under the terms of the Plan: (i) a Termination Benefit pursuant to Article 6, (ii) a Pre-Retirement Death Benefit pursuant to Article 8 or (iii) a Disability Benefit pursuant to Article 9. The Benefit Distribution Form must be provided to the Administrator along with all other Enrollment Forms, pursuant to Article 2, prior to participating in the Plan. Notwithstanding the prior language of this Section, the Participant may submit a subsequent Benefit Distribution Form in order to change the form of distribution, provided however, such form shall be effective only if (i) it is submitted at least thirteen (13) months prior the Participant's actual Benefit Distribution Date and (ii) it is approved by the Administrator, in its sole discretion.

1.8      "Board" shall mean the board of directors of the Company.

1.9 "Bonus" shall mean the amounts payable to a Participant during a Plan Year under any bonus or incentive plan or arrangement sponsored by an Employer, before reduction for any Elective Deductions, but excluding commissions, stock-related awards and other non-monetary incentives.



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

1.10 "Change in Control" shall mean the earliest to occur of the following events:

         (a) The consummation of any transaction or series of transactions as a result of which any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than an "Excluded Person" (as hereinafter defined) has or obtains ownership or control, directly or indirectly, of fifty percent (50%) or more of the combined voting power of either
                  (i) all securities or (ii) the Class B Common Stock of the Company or any successor or surviving corporation of any merger, consolidation or reorganization involving the Company (the "Voting Securities"). The term "Excluded Person" means any one or more of the following: (i) the Company or any majority-owned subsidiary of the Company, (ii) an employee benefit plan (or a trust forming a part thereof) maintained by
                  (A) the Company or (B) any majority-owned subsidiary of the Company, (iii) any Person who as of the initial effective date of this Plan owned or controlled, directly or indirectly, ten percent (10%) or more of the then outstanding Voting Securities, or any individual, entity or group that was part of such a Person;

         (b) A merger, consolidation or reorganization involving the Company as a result of which the holders of Voting Securities immediately before such merger, consolidation or reorganization do not immediately following such merger, consolidation or reorganization own or control, directly or indirectly, at least fifty percent (50%) of the Voting Securities in substantially the same proportion as their ownership or control of the Voting Securities immediately before such merger, consolidation or reorganization; or

         (c) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a majority-owned subsidiary of the Company).

1.11 "Claimant" shall mean the person or persons described in Section 14.1 who apply for benefits or amounts that may be payable under the Plan.

1.12 "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations and other authority issued thereunder by the appropriate governmental authority. References to the Code shall include references to any successor section or provision of the Code.

1.13     "Committee" shall mean the Compensation Committee of the Board.

1.14 "Company" shall mean Media General, Inc., a Virginia corporation, and any successor or assigns.



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

1.15 "Constructive Termination" of the Participant's employment with the Employer shall be deemed to occur for purposes of this Plan if, during the six (6) months preceding a Change of Control or during the two (2) years following a Change in Control the following occurs: (i) a diminution in the Participant's status, title, position or responsibilities, or an assignment to the Participant of duties inconsistent with the Participant's status, title or position, for reasons other than for cause or (ii) a material reduction in the Participant's aggregate annualized compensation rate solely as a result of a change adopted unilaterally by the Company or Employer.

1.16 "Deferral Contribution" shall mean the aggregate amount of Base Annual Salary or Bonus deferred by a Participant during a given Plan Year in accordance with the terms of the Plan and the Participant's Election Form, and "credited" to the Participant's Deferral Contribution Account. Deferral Contributions shall be deemed to be made to the Plan by the Participant on the date the Participant would have received such compensation had it not been deferred pursuant to the Plan. In addition, the term "Deferral Contribution" shall include the Participant's accumulated Account Balance (if any) from the predecessor deferral Plan. The Deferral Contribution attributable to and accumulated by the Participant under the predecessor deferral plan shall be deemed to be made to the Plan as of the first day of the first Plan Year following implementation.

1.17 "Deferral Contribution Account" shall mean a Participant's aggregate Deferral Contributions, as well as any appreciation (or depreciation) specifically attributable to such Deferral Contributions due to Investment Adjustments, reduced to reflect all prior distributions and withdrawals. The Deferral Contribution Account shall be utilized solely as a device for the measurement of amounts to be paid to the Participant under the Plan. The Deferral Contribution Account shall not constitute or be treated as an escrow, trust fund, or any other type of funded account for Code or ERISA purposes and, moreover, contingent amounts credited thereto shall not be considered "plan assets" for ERISA purposes. The Deferral Contribution Account merely provides a record of the bookkeeping entries relating to the contingent benefits that the Employer intends to provide Participant and shall thus reflect a mere unsecured promise to pay such amounts in the future.

1.18 "Disability" shall mean a period of disability, commencing on the date a Participant qualifies for total permanent disability benefits under his Employer's long-term disability plan, or, if a Participant does not participate in such a plan, commencing on the date the Participant would have qualified for total permanent disability benefits had the Participant been a participant in such a plan, as determined in the sole discretion of the Administrator. If the Participant's Employer does not sponsor such a plan, or discontinues to sponsor such a plan, Disability shall be determined by the Administrator in its sole discretion.

1.19     "Disability Benefit" shall mean the benefit set forth in Article 9.



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

1.20 "Election Form" shall mean the document required by the Administrator to be submitted by a Participant, on a timely basis, which specifies
         (i) the amount of Base Annual Salary and/or Bonus the Participant has elected to defer with respect to a given Plan Year and (ii) the portion (if any) which shall be distributable upon an Interim Distribution Date rather than upon the Benefit Distribution Date. An Election Form shall continue to be effective until the earlier of (i) the end of the Plan Year to which it relates or (ii) the effective date of a subsequent Election Form, which has been filed in a timely manner with respect to the same Plan Year, in accordance with the deadlines and procedures established by the Administrator. An Election Form must have an effective date concurrent with the beginning of the Plan Year or any Plan quarter (January 1, April 1, July 1, or October 1). An Election Form shall only be effective with respect to: (i) Base Annual Salary which shall be earned after the effective date of the Election Form and/or (ii) Bonus not yet payable or declared by the Employer as of the effective date of such Election Form. In the event a Participant fails to submit an Election Form properly or fails to submit such form on a timely basis, Participant shall not make Deferral Contributions during the affected period.

1.21 "Elective Deductions" shall mean those deductions from a Participant's Base Annual Salary or Bonus for amounts voluntarily deferred or contributed by the Participant pursuant to any qualified or non-qualified deferred compensation plan, including, without limitation, amounts deferred pursuant to Code Section 125, 402(e)(3) and 402(h), provided, however, that all such amounts would have been payable to the Participant in cash had there been no such deferral.

1.22 "Employer" shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that (i) have been selected by the Board to participate in the Plan and (ii) have affirmatively adopted the Plan.

1.23 "Enrollment Forms" shall mean the initial Election Form, the Benefit Distribution Form and any other forms or documents which may be required of a Participant by the Administrator, in its sole discretion, prior to and as a condition of participating in the Plan.

1.24 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations and other authority issued thereunder by the appropriate governmental authority. References herein to any section of ERISA shall include references to any successor section or provision of ERISA.

1.25 "Financial Emergency" shall mean an unforeseen emergency and severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, a loss of the Participant's property due to casualty, or such other extraordinary and unforeseeable circumstances arising as a
         result  of  events   beyond  the  control  of  the



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

         Participant. The circumstances that will constitute an unforeseeable emergency will be determined by the Administrator in its sole discretion and will depend upon the facts of each case, however, a Financial Emergency shall not be deemed to exist to the extent that such hardship is or may be relieved

                  (i) through reimbursement or compensation by insurance or otherwise,

                  (ii) by liquidation or the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

                  (iii) by cessation of Deferral Contributions under the Plan.

         By way of example, the need to send a Participant's child to college or the desire to purchase a home would not be considered a Financial Emergency. As a further example, a Financial Emergency that may be relieved by cessation of Deferral Contributions will be considered to be a Financial Emergency until such time as it is relieved by cessation of Deferral Contributions or by other means.

1.26 "Hypothetical Investment" shall mean an investment fund or benchmark made available to Participants by the Administrator for purposes of valuing amounts contributed to the Plan.

1.27 "Interim Distribution Date" shall mean the January 1 of any calendar year, selected by the Participant, during which the designated portion of the Deferral Contributions (as well as any appreciation or depreciation of such amounts due to Investment Adjustments) attributable to a given Plan Year shall be distributed in a lump sum payment, prior to such Participant's Benefit Distribution Date. Notwithstanding the prior sentence, in no event shall a Participant be permitted to select a January 1 which is less than four (4) years from the beginning of the Plan Year during which the Deferral Contributions, subject to the Interim Distribution Date, were made to the Plan.

1.28 "Investment Adjustment(s)" shall mean any appreciation credited to (as income or gains) or depreciation deducted from (as losses) a Participant's Deferral Contribution Account, periodically, in accordance with such Participant's selection of Hypothetical Investments pursuant to the Participant's Investment Re-Allocation Form(s) and/or Investment Allocation Form(s).

1.29 "Investment Allocation Form" (i) shall apply with respect to those Deferral Contributions made to the Plan after the effective date of the Investment Allocation Form but prior to the timely filing of a subsequent  Investment  Allocation  Form and (ii) shall  determine  the manner in which such Deferral Contributions shall be initially allocated by the Participant among the various Hypothetical Investments within the Plan. A new Investment Allocation Form



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

         may be submitted by the Participant at the beginning of each month, provided that such new Investment Allocation Form is submitted in a timely manner. An Investment Allocation Form shall be deemed timely if submitted to the Administrator at least ten (10) business days prior to the beginning of the applicable month.

1.30 "Investment Re-allocation Form" shall re-direct the manner in which earlier Deferral Contributions, as well as any appreciation (or depreciation) to-date, are invested within the Hypothetical Investments available in the Plan. An Investment Re-Allocation Form may be submitted by the Participant at the beginning of each month with respect to the balance of the Deferral Contribution Account at such time, provided that such Investment Re-Allocation Form is submitted on a timely basis. An Investment Re-Allocation Form shall be deemed timely if submitted to the Administrator at least ten (10) business days prior to the beginning of the applicable month.

1.31 "Participant" shall mean any employee (i) who is selected to participate in the Plan in accordance with Section 2.1, (ii) who elects to participate in the Plan, (iii) who signs the applicable Enrollment Forms (and other forms required by the Administrator) on a timely basis, and (iv) whose signed Enrollment Forms (and other required forms) are accepted by the Administrator.

1.32 "Plan" shall mean the Media General, Inc., Deferred Compensation Plan, which shall be evidenced by this instrument and by each Enrollment Form, as they may be amended from time to time.

1.33 "Plan Year" shall mean the initial period beginning on January 1, 1999, and ending on December 31, 1999. Thereafter, the term "Plan Year" shall mean the period beginning on January 1 of each year and ending December
         31. Accordingly, Plan quarters shall commence on January 1, April 1, July 1 and October 1 of each year.

1.34 "Retirement," "Retires" or "Retired" shall mean, with respect to an Employee, severance from employment from the Employer(s) for any reason other than an authorized leave of absence, Disability, or death, on or after (i) the attainment of age sixty-five (65) or (ii) the attainment of both age fifty-five (55) and five (5) Years of Service.

1.35     "Retirement Benefit" shall mean the benefit set forth in Article 7.

1.36     "Termination Benefit" shall mean the benefit set forth in Article 6.

1.37 "Termination of Employment" shall mean the voluntary or involuntary severing of employment, with any and all Employers, for any reason other than Retirement, Disability, or death.



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

1.38 "Years of Service" shall mean the total number of twelve (12) month periods during which a Participant has been continuously employed by one or more Employers

                                    ARTICLE 2

                       Eligibility, Selection, Enrollment

2.1 Eligibility, Selection by Administrator. Those employees who are (i) determined by the Company (or Employer, as applicable) to be includable in a select group of management or highly compensated employees of the Company (or Employer, as applicable), (ii) specifically chosen by the Company (or Employer, as applicable) to participate in the Plan, and
         (iii) approved for such participation by the Administrator, in its sole discretion, shall be eligible to participate in the Plan subject to the enrollment requirements described in Section 2.2.

2.2 Enrollment Requirements. Each employee deemed eligible to participate in the Plan pursuant to Section 2.1, shall, as a condition to participating in the Plan, complete and return to the Administrator all of the required Enrollment Forms, on a timely basis. In addition, the Administrator shall in its sole discretion, establish such other enrollment requirements necessary for continued participation in the Plan.

2.3 Commencement of Participants. Provided a Participant has met all enrollment requirements set forth in this Plan and required by the Administrator, including returning the Enrollment Forms and other required documents to the Administrator within the specified time period, the Participant's participation shall commence as of the date established by the Administrator in its sole discretion. If a
         Participant fails to meet all such requirements within the specified time period with respect to any Plan quarter, the Participant shall not be eligible to participate during that Plan quarter.

                                    ARTICLE 3

        Deferral Contributions, Investment Adjustments, Taxes and Vesting

3.1      Deferral Contributions.

         (a) Election to Defer. A Participant may make an election to defer the receipt of amounts payable to the Participant, in the form of Base Annual Salary or Bonus, with respect to any Plan Year (or Plan quarter, as applicable). The Participant's intent to defer shall be evidenced by an Election Form, which has been completed and submitted to the Administrator in accordance with such procedures and time frames as may be established by the Administrator in its sole discretion. Amounts deferred by a Participant



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

                  with respect to a given Plan Year shall be referred to collectively as a Deferral Contribution and shall be credited to a Deferral Contribution Account established in the name of the Participant.

         (b)      Components of Deferral Contributions.

                  (i) Base Annual Salary. A Participant may designate a fixed dollar amount to be deducted from his Base
                           Annual Salary. Such amount shall be withheld, in substantially equal installments, from each regularly scheduled payment of Base Annual Salary.

                  (ii) Bonus. A Participant may designate a fixed dollar amount or a percentage to be deducted from his Bonus. If a fixed dollar amount is designated by the Participant to be deducted from any Bonus payment and such fixed dollar amount exceeds the Bonus actually payable to the Participant, the entire amount of such Bonus shall be withheld.

         (c)      Minimum Deferral.

                  (i) Minimum. During any Plan Year the Administrator may permit a Participant to elect to defer, pursuant to an Election Form, Base Annual Salary and/or Bonus in a minimum amount of $4,000. If an Election Form is submitted which would yield less than the stated minimum amount, the amount deferred shall be zero.

                  (ii) Short Plan Year. If an Employee first becomes a Participant after the first day of any Plan Year, the minimum deferral amount shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12:

         (d) Maximum Deferral. For any given Plan Year the Administrator may permit a Participant to defer, pursuant to an Election Form, one or more of the following forms of compensation up to the following maximum percentages:

                                                               Maximum
                           Deferral                           Percentage

                           Base Annual Salary                     80%
                           Bonus                                 100%

3.2 Selection of Hypothetical Investments. The Participant shall, via his Investment Allocation Form(s), as more fully described in Section 1.29, and his Investment



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

         Re-Allocation Form(s), as more fully described in Section 1.30, select one or more Hypothetical Investments among which his various contributions shall be distributed. At the beginning of each Plan Year, the Administrator shall provide the Participant with a list of Hypothetical Investments available. From time to time, in the sole discretion of the Administrator, the Hypothetical Investments available within the Plan may be revised. All Hypothetical Investment selections must be denominated in whole percentages unless the Administrator determines that lower increments are acceptable. A Participant may make changes in his selected Hypothetical Investments on a monthly basis via submission of a new Investment Allocation Form, as described in and subject to the language of Section 1.29 or submission of a new Investment Re-Allocation Form, as described in and subject to the language of Section 1.30.

3.3 Adjustment of Participant Accounts. While a Participant's accounts do not represent the Participant's ownership of, or any ownership interest in, any particular assets, the Participant's accounts shall be adjusted, periodically, in accordance with the Hypothetical Investment(s) chosen by the Participant on his (i) Investment Allocation Form or (ii) Investment Re-Allocation Form, subject to the conditions and procedures set forth herein or established by the Administrator from time to time. Any cash earnings generated under an Hypothetical Investment (such as interest and cash dividends and distributions) shall, at the Administrator's sole discretion, either be deemed to be reinvested in that Hypothetical Investment or reinvested in one or more other Hypothetical Investment(s) designated by the Administrator. All notional acquisitions and dispositions of Hypothetical Investments which occur within a Participant's accounts, pursuant to the terms of the Plan, shall be deemed to occur at such times as the Administrator shall determine to be administratively feasible in its sole discretion and the Participant's accounts shall be adjusted accordingly. Accordingly, if a distribution or re-allocation must occur pursuant to the terms of the Plan and all or some portion of the Account Balance must be valued in connection such distribution or re-allocation (to reflect Investment Adjustments), the Administrator may in its sole discretion, unless otherwise provided for in the Plan, select a date or dates which shall be used for valuation purposes. Notwithstanding anything to the contrary, any Investment Adjustments made to any Participants' accounts following a Change in Control shall be made in a manner no less favorable to Participants than the practices and procedures employed under the Plan, or as otherwise in effect, as of the date of the Change in Control.

3.4      Withholding of Taxes.

         (a) Annual Withholding from Compensation. For any Plan Year in which Deferral Contributions are made to the Plan, the Employer shall withhold the Participant's share of FICA and other employment taxes from the portion of the Participant's Base Annual Salary and/or Bonus not deferred. If deemed appropriate by the Administrator, the Participant's Election

                  Form may be reduced in certain instances where necessary to facilitate compliance with applicable withholding requirements. If a Participant elects to defer his entire Bonus, the Employer shall withhold the Participant's share of FICA and other employment taxes from such Bonus before giving effect to the Participant's Election.

         (b) Withholding from Benefit Distributions. The Participant's Employer shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer.

3.5 Vesting. The Participant shall at all times be one hundred percent (100%) vested in all Deferral Contributions, as well as in any appreciation (or depreciation) specifically attributable to such contributions due to Investment Adjustments.

                                    ARTICLE 4

                             Suspension of Deferrals

4.1 Financial Emergencies. If a Participant experiences a Financial Emergency, the Participant may petition the Administrator to suspend any deferrals required to be made by the Participant pursuant to his current Election Form. The Administrator shall determine, in its sole discretion, whether to approve the Participant's petition. If the petition for a suspension is approved, suspension shall commence upon the date of approval and shall continue until the earlier of (i) the date the Participant's current Election Form ceases to be effective (i.e., the end of the Plan quarter or Plan Year, as applicable) or (ii) the date the Financial Emergency ceases to exist, as determined by the Administrator in its sole discretion.

4.2 Disability. From and after the date that a Participant is deemed to have suffered a Disability, as defined in Section 1.18, any current Election Form of the Participant shall automatically be suspended and no further deferrals shall be required to be made by the Participant pursuant to his current Election Form.

4.3 Leave of Absence. If a Participant is authorized by the Participant's Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant's deferrals shall be suspended until the earlier of (i) the date the leave of absence expires or (i) the date the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the Election Form, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld. If a Participant is authorized by the Participant's Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the appropriate amounts shall continue to be withheld from the Participant's compensation pursuant to the Participant's then current Election Form.

                                    ARTICLE 5

                       Interim and Hardship Distributions

5.1 Interim Distributions. A Participant may make an advance election, at the time he files any Election Form for a given Plan Year, to have certain amounts payable from his Deferral Contribution Account at an Interim Distribution Date designated by the Participant, instead of payable at the Participant's Benefit Distribution Date. Such amount(s) shall be measured on the applicable Interim Distribution Date and shall be payable within thirty (30) days of such Interim Distribution Date. The Participant's selection of an Interim Distribution Date must comply with the language of Section 1.27. Notwithstanding a Participant's advance election to designate an Interim Distribution Date or Dates, the amounts which would otherwise be subject to such Interim
         Distribution Date or Dates shall be distributable upon the Participant's Benefit Distribution Date (pursuant to Article 6, 7, 8 or 9 as applicable), if such date occurs prior to any Interim Distribution Date.

5.2 Withdrawal in the Event of a Financial Emergency. A Participant who believes he has experienced a Financial Emergency may request in writing a withdrawal of a portion of his accounts necessary to satisfy the emergency. The Administrator shall determine, in its sole discretion, (i) whether a Financial Emergency has occurred, (ii) the amount reasonably required to satisfy the Financial Emergency as well as (iii) the accounts from which the withdrawal shall be made; provided, however, that the withdrawal shall not exceed the Participant's Account Balance. In making any determinations under this
         Section 5.2, the Administrator shall be guided by the prevailing authorities under the Code. If, subject to the sole discretion of the Administrator, the petition for a withdrawal is approved, the distribution shall be made within sixty (60) days of the date of approval by the Administrator.

                                    ARTICLE 6

                               Termination Benefit

6.1 Termination Benefit. In the event the Participant's Benefit Distribution Date is triggered due to his Termination of Employment (as such term is defined in Section 1.37) or due to a Constructive Termination (as such term is defined in Section 1.15), the Participant shall receive a Termination Benefit and no other benefits shall be payable under the Plan.

6.2 Payment of Termination Benefit. The Termination Benefit shall be payable in the form previously selected by the Participant, on his Benefit Distribution Form, and shall commence (or be fully paid, in the event a lump sum form of distribution) within sixty (60) days following the occurrence of his Benefit Distribution Date. If installment payments were chosen, the initial installment shall be based on the value of the Participant's Account Balance, measured on his Benefit Distribution Date and shall be equal to 1/n (where `n' is equal to the total number of annual benefit payments not yet distributed). Subsequent installment payments shall be computed in a consistent fashion, with the measurement date being the anniversary of the original measurement date.

6.3 Death Prior to Completion of Termination Benefit. If a Participant dies after his Termination of Employment or Constructive Termination, as applicable, but before the Termination Benefit has commenced or been paid in full, the Participant's unpaid Account Balance shall be paid to the Participant's Beneficiary in a lump sum, within sixty (60) days of the Participant's death.

                                    ARTICLE 7

                               Retirement Benefit

7.1 Retirement Benefit. In the event the Participant's Benefit Distribution Date is triggered due to his Retirement (as such term is defined in Section 1.34), the Participant shall receive the Retirement Benefit and no other benefit shall be payable under the Plan.

7.2 Payment of Retirement Benefit. The Retirement Benefit shall be payable in the form previously selected by the Participant, on his Benefit Distribution Form, and shall commence on the January 1st (or be fully paid, in the event a lump sum form of distribution) also previously selected by the Participant via his Benefit Distribution Form. If installment payments were chosen, the initial installment shall be based on the value of the Participant's Account Balance, measured on his selected Benefit Distribution Date and shall be equal to 1/n (where `n' is equal to the total number of annual benefit payments not yet distributed). Subsequent installment payments shall be computed in a consistent fashion, with the measurement date being the anniversary of the original measurement date.

7.3 Death Prior to Completion of Retirement Benefit. If a Participant dies after Retirement but before the Retirement Benefit has commenced or been paid in full, the Participant's unpaid Retirement Benefit payments shall be paid to the Participant's beneficiary in the same manner as would have been paid to the Participant.

                                    ARTICLE 8

                          Pre-Retirement Death Benefit

8.1 Pre-Retirement Death Benefit. In the event the Participant's Benefit Distribution Date is triggered due to his death during employment, the Participant's Beneficiary shall receive the pre-retirement death benefit described below and no other benefits shall be payable under the Plan.

8.2 Payment of Pre-Retirement Death Benefit. The pre-retirement death benefit shall be payable in the form previously selected by the Participant, on his Benefit Distribution Form, and shall commence (or be fully paid, in the event a lump sum form of distribution) within sixty (60) days following the occurrence of his Benefit Distribution Date. If installment payments were chosen, the initial installment shall be based on the value of the Participant's Account Balance, measured on his Benefit Distribution Date and shall be equal to 1/n (where `n' is equal to the total number of annual benefit payments not yet distributed). Subsequent installment payments shall be computed in a consistent fashion, with the measurement date being the anniversary of the original measurement date.

                                    ARTICLE 9

                               Disability Benefit

9.1 Disability Benefit. In the event the Participant's Benefit Distribution Date is triggered due to his Disability (as such term is defined in
         Section 1.18), the Participant shall receive a Disability Benefit and no other benefits shall be payable under the Plan. Notwithstanding the prior sentence, if the Participant is otherwise eligible to Retire pursuant to the terms of the Plan, he shall be paid a Retirement Benefit in accordance with Article 7; Article 9 shall not be controlling with respect to such Participant.

9.2 Payment of Disability Benefit. The Disability Benefit shall be payable in the form previously selected by the Participant, on his Benefit Distribution Form, and shall commence (or be fully paid, in the event a lump sum form of distribution) within sixty (60) days following the occurrence of his Benefit Distribution Date. If installment payments were chosen, the initial installment shall be based on the value of the Participant's Account Balance, measured on his Benefit Distribution Date and shall be equal to 1/n (where `n' is equal to the total number of annual benefit payments not yet distributed). Subsequent installment payments shall be computed in a consistent fashion, with the measurement date being the anniversary of the original measurement date.

9.3 Death Prior to Completion of Disability Benefit. If a Participant dies after suffering a Disability but before the Disability Benefit has commenced or been paid in full, the Participant's unpaid Account Balance shall be paid to the Participant's Beneficiary in a lump sum, within sixty (60) days of the Participant's death.

                                   ARTICLE 10

                             Beneficiary Designation

10.1 Beneficiary. Each Participant shall have the right, at any time, to designate a Beneficiary or Beneficiaries to receive, in the event of the Participant's death, those benefits payable under the Plan. The Beneficiary(ies) designated under this Plan may be the same as or different from the Beneficiary designation made under any other plan of the Employer.

10.2 Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his Beneficiary by completing and signing a Beneficiary Designation Form, and returning it to the Administrator or its designated agent. A Participant shall have the right to change his Beneficiary by completing, signing and submitting to the Administrator a revised Beneficiary Designation Form in accordance with the Administrator's rules and procedures, as in effect from time to time. If the Participant names someone other than his spouse as a Beneficiary, a spousal consent, in the form designated by the Administrator, must be signed by that Participant's spouse and returned to the Administrator. Upon acknowledgement by the Administrator of a revised Beneficiary Designation Form, all Beneficiary designations previously filed shall be deemed canceled. The Administrator shall be entitled to rely on the last Beneficiary Designation Form both (i) filed by the Participant and (ii) acknowledged by the Administrator, prior to his death.

10.3     Acknowledgment.   No   designation   or  change  in  designation  of  a
         Beneficiary   shall  be   effective   until   received,   accepted  and
         acknowledged in writing by the Administrator or its designated agent.

10.4 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be the Participant's estate.

10.5 Doubt as to Beneficiary. If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Administrator shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Administrator's satisfaction.

10.6 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Administrator from all further obligations under this Plan with respect to the Participant.

                                   ARTICLE 11

                     Termination, Amendment or Modification

11.1 Termination. Although the Employers anticipate that they will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and to terminate the Plan, at any time, with respect to its participating Employees by action of its board of directors. Upon the termination of the Plan with respect to any Employer, all amounts credited to each of the Participant accounts shall be paid to the Participant or, in the case of the Participant's death, to the Participant's Beneficiary, in a lump sum notwithstanding any elections made by the Participant.

11.2 Amendment. The Company may, at any time, amend or modify the Plan in whole or in part with respect to any or all Employers by the actions of the Board; provided, however, that (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant's Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, calculated as if the Participant had Retired as of the effective date of the amendment or modification, and (ii) no amendment or modification shall be made after a Change in Control which adversely affects the vesting, calculation or payment of benefits hereunder or diminishes any other rights or protections any Participant or Beneficiary would have had, but for such amendment or modification, unless each affected Participant or Beneficiary consents in writing to such amendment.

11.3 Effect of Payment. The full payment of the applicable benefit under the provisions of the Plan shall completely discharge all obligations to a Participant and his designated Beneficiaries under this Plan.

                                   ARTICLE 12

                                 Administration

12.1 Administrator Duties. This Plan shall be administered by the Administrator as defined in Section 1.2. The Administrator also shall have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by a Participant or the Company.

12.2 Agents. In the administration of this Plan, the Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

12.3 Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.4 Indemnity of Administrator and Committee. All Employers shall indemnify and hold harmless the Administrator and members of the Committee, and any Employee to whom duties of the Administrator may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in case of willful misconduct by the Committee or any of its members or any such employee.

12.5 Employer Information. To enable the Administrator to perform its functions, each Employer shall supply full and timely information to the Administrator on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Administrator may reasonably require.

                                   ARTICLE 13

                          Other Benefits and Agreements

         The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or programs except as may otherwise be expressly provided.

                                   ARTICLE 14

                                Claims Procedures

14.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty
         (60) days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.2 Notification of Decision. The Administrator shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

         (a) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

         (b) that the Administrator has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

                  (i) the specific reason(s) for the denial of the claim, or any part of it;

                  (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

                  (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

                  (iv) an explanation of the claim review procedure set forth in Section 14.3 below.

14.3 Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Administrator a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

         (a)      may review pertinent documents;

         (b)      may submit written comments or other documents; and/or

         (c) may request a hearing, which the Administrator, in its sole discretion, may grant.

14.4 Decision on Review. The Administrator shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Administrator's decision must be rendered within one hundred twenty
         (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

         (a)      specific reasons for the decision;

         (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

         (c)      such other matters as the Administrator deems relevant.

                                   ARTICLE 15

                                      Trust

15.1 Establishment of the Trust. The Company may establish one or more Trusts to which the Employers may transfer such assets as the Employers determine in their sole discretion to assist in meeting their obligations under the Plan.

15.2 Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust.

15.3 Distributions From the Trust. Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Agreement.

                                   ARTICLE 16

                                  Miscellaneous

16.1 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee" within the meaning of

         ERISA. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. All Participant accounts and all credits and other adjustments to such Participant accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan. No Participant accounts, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded.

16.2 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's assets, shall be, and remain, the general, unpledged unrestricted assets of the Employer. Any Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

16.3 Employer's Liability. An Employer's liability for the payment of benefits shall be defined only by the Plan. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

16.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in actual receipt, the amount, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owned by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

16.5 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except as otherwise provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an Employee or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

16.6 Furnishing Information. A Participant or his Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the



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

         administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Administrator may deem necessary.

16.7 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.8 Captions. The captions of the articles, sections or paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.9 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the Commonwealth of Virginia without regard to its conflicts of laws principles.

16.10 Notice. Any notice or filing required or permitted to be given to the Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

                  Media General, Inc.
                  333 East Franklin Street
                  Richmond, Virginia 23219
                  Attn:  Treasurer

         Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

         Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.11 Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

16.12 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.13 Incompetent. If the Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.14 Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant's benefit under this Plan becomes taxable to the Participant prior to a receipt, a Participant may petition the Administrator or the trustee of the Trust, as applicable, for a distribution of that portion of his benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, a Participant's Employer shall distribute to the Participant immediately, funds in an amount equal to the taxable portion of his benefit (which amount shall not exceed a Participant's unpaid Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within ninety (90) days of the date when the Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

16.15 Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.


IN  WITNESS   WHEREOF,   the  Company  has  signed  this  Plan  document  as  of
December 22, 1998.

                                     MEDIA GENERAL, INC., a Virginia corporation


                                     By: /s/ J. Stewart Bryan III
                                        ----------------------------------------
                                     Name:   J. Stewart Bryan III
                                          --------------------------------------
                                                     (printed name)
                                     Title:  Chairman, President and
                                           -------------------------------------
                                             Chief Executive Officer
                                           -------------------------------------

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